Exhibit 10.5

Summary of Changes to Executive Compensation Arrangements

Adoption of Performance Goals for Fiscal 2008 Cash Bonuses

The Compensation and Management Development Committee of the Board of Directors of Gap Inc. (the “Committee”) determined that executive officers, including those executive officers set forth in the table below, are eligible to earn cash awards based on performance during the 2008 fiscal year, and established performance goals and target award percentages for each participant.

The aggregate cash award payable to the named participants is based on two separate components: (1) the financial performance of Gap Inc. and/or a division of the Company pursuant to goals established under the Executive Management Incentive Compensation Award Plan (the “Executive MICAP”), and (2) a qualitative assessment of achievement of individual objectives for certain of the participants. The base target award percentage (as a percentage of base salary) for cash awards in the aggregate for each named participant is as set forth in the table below. The table below also sets forth the percentage of the base target award percentage attributable to each of the two bonus components.

The financial component of the aggregate cash award payable was established under the Executive MICAP. The financial performance of a division or Gap Inc., as applicable and as set forth in the table below, will be based on the achievement of an objective Earnings performance goal for the division or Gap Inc. (as defined in the Executive MICAP) provided that no bonus will be paid under the financial component unless a threshold amount of Earnings of the division or Gap Inc., as the case may be, is achieved.

The individual objective component of the aggregate cash award payable is based on a qualitative assessment by the Chief Executive Officer of the level of achievement of certain individual objectives at year-end that vary by individual and include considerations such as expense reduction, talent management initiatives, productivity initiatives, and operational improvements.

Executive Officer	Cash Awards
	Base Target Percentage	Executive MICAP Financial Component	Individual Objective Component
Donald Fisher	50%	100% (Gap Inc.)	0%
Marka Hansen	75%	75% (Gap North America)	25%
Glenn Murphy	150%	100% (Gap Inc.)	0%
Sabrina Simmons	75%	75% (Gap Inc.)	25%

Actual cash awards payable can be up to two times the base target percentage set forth above for each participant depending upon (1) the extent to which the financial performance of a division and/or Gap Inc. meets, exceeds or is below target, and (2) the qualitative assessment of individual objectives. For example, Ms. Hansen and Ms. Simmons are each eligible for a bonus of up to 113% (two times 75% times 75%) of base salary under the Executive MICAP financial component and a bonus of up to 38% (two times 75% times 25%) of base salary under the individual objective component.

The named participants, with the exception of Glenn Murphy, are also eligible to receive up to an additional 75% of base salary in addition to the maximum bonus opportunity described above if the maximum earnings goal set for the financial component under Executive MICAP of the 2008 annual bonus is achieved. This additional bonus opportunity will be subject to reduction by the Committee based on the extent to which the maximum goal is exceeded or on other factors in the Committee’s discretion.

The Committee approves all bonus payouts.

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